SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement             [  ] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule 14a-
                                                     6(e)(2))
   [  ] Definitive Proxy Statement
   [X]  Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                               WPL HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:


        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:  $500,063

        2) Form, Schedule or Registration Statement No.: Preliminary proxy materials of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company, Joint Registration Statement on
             Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-07931) and Joint Registration Statement on Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-10401).

        3) Filing Party: WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company.

        4)   Date Filed:  January 18, 1996, July 11, 1996 and August 19,
             1996.

   [The following is the voice-mail message Erroll B. Davis, Jr., President and Chief Executive Officer of WPL Holdings, Inc., broadcast to all WPL Holdings, Inc. employees on August 30, 1996 and which will be distributed to employees and retirees in print (under cover of a News Bulletin), starting on September 2, 1996.]

   VOICE-MAIL MESSAGE FOR ERROLL

   AUGUST 30, 1996


   This is Erroll Davis with a message to all WPL Holdings employees.

   Before the holiday weekend begins, I thought I would once again provide you with a brief update on the rapid pace of our merger-related developments.

   The past week was primarily focused on contacting regional stock brokers and individual shareowners throughout Greater Iowa.

   From Sioux City to Dubuque, teams of executives from the three merger partners met on Tuesday and Wednesday with both investment brokers and community groups across the state.

   On Thursday, Interstate Power Chairman Wayne Stoppelmoor, IES Executive Vice President Jim Hoffman and I flew to New York to deliver a presentation on our merger for Merrill Lynch investment brokers.

   So far, it appears that our presentations are bearing fruit.

   Regional brokerage firms that know our companies well, such as Robert W. Baird and Edward D. Jones, have endorsed our Interstate Energy Corporation merger over the unsolicited proposal by MidAmerican Energy Company to merge with IES.

   Another broker we visited with in Minneapolis -- Dain Bosworth -- describes our three-way merger as "the better course of action" for the "traditional, conservative retail utility investor with a longer time horizon."

   All in all, we are generally encouraged by the support the merger is receiving from shareowners of all three companies.

   To those of you who have already returned your proxy cards, I want to take this opportunity to thank you for your interest in your company's future.

   At the same time, however, there are still many WPL Holdings shareowners who have not voted their shares.

   For those who have not yet returned your proxy card, your WPL Holdings shares held through the 401(k) plan can be voted with the cherry-colored proxy card you recently received here at work.

   Those of you who also hold regular shareowner accounts can vote those shares with the lavender-colored proxy cards you received at home.

   If you have both 401(k) shares and regular account shares, please be sure to vote all of your accounts.

   Because of the very critical strategic value this merger holds for our customers, shareowners and employees, I hope you will join me in casting your vote FOR the merger agreement.

   With less than one week before the three merger partners hold their annual meetings, our work remains cut out for us.

   On Tuesday, I will be on the road again with representatives from our Iowa merger partners as we head to San Francisco for another presentation to institutional investors.

   On Thursday morning, the three merger partners will hold their annual meetings -- all beginning at 10 a.m.

   You can expect to hear from us after the annual meeting with any voting results that we have.

   As always, a printed copy of this message will be distributed to all employees early next week.

   In the meantime, please accept my deepest appreciation for your continuing support.

   Finally, please keep working safely; do send in your proxy card or cards if you have not already done so, and, above, all have a very pleasant Labor Day weekend.

   Thanks a lot.